Exhibit 5.2

To: Credit Suisse AG Paradeplatz 8 P.O. Box 1 8070 Zurich Switzerland Zurich, June 7, 2021	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
Credit Suisse AG, acting through its Nassau and London Branches
U.S. Medium-Term Note Program under the Credit Suisse Group AG and Credit Suisse AG U.S. Shelf

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Credit Suisse AG (Credit Suisse), a Swiss bank, in connection with senior medium-term notes (the Notes) to be issued from time to time on or after the date hereof by Credit Suisse, acting through either its Nassau Branch or its London Branch (each, an Issuing Branch), under the Senior Indenture dated as of March 29, 2007 (the Base Indenture), between Credit Suisse and The Bank of New York Mellon, as trustee (in such capacity, the Trustee), as supplemented by the Second Supplemental Indenture dated as of March 25, 2009 (the Second Supplemental Indenture) and the Third Supplemental Indenture dated as of September 9, 2020 (the Third Supplemental Indenture and, together with the Base Indenture and the Second Supplemental Indenture, the Indenture), between Credit Suisse and the Trustee. As such counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the Notes.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or other document referred to

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in any of the Documents (including, in the case of the Prospectus (as defined below), any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed the following documents (collectively, the Documents):

(i)	an electronic copy of the executed Distribution Agreement dated May 7, 2007, between Credit Suisse Securities (USA) LLC, as distributor, and Credit Suisse (as amended by Amendment No. 1 dated January 11, 2008, the Distribution Agreement), as supplemented by (A) the Distributor Accession Letter and Confirmation dated June 18, 2008, pursuant to which JPMorgan Chase Bank, National Association and JPMorgan Securities LLC (formerly JPMorgan Securities, Inc.), each acting through JPMorgan Private Bank and JPMorgan Private Client Services, are appointed distributors, (B) the Distributor Accession Letters and Confirmations dated March 23, 2012, pursuant to which Barclays Capital Inc., Citigroup Global Markets Inc. and Incapital LLC are appointed distributors, (C) the Distributor Accession Letter and Confirmation dated May 8, 2012, pursuant to which BofA Securities, Inc. (formerly known as BofAML Securities, Inc.) is appointed distributor, (D) the Distributor Accession Letter and Confirmation dated May 18, 2012, pursuant to which Morgan Stanley & Co. LLC is appointed distributor, (E) the Distributor Accession Letter and Confirmation dated March 12, 2014, pursuant to which UBS Financial Services Inc. is appointed distributor, (F) the Distributor Accession Letter and Confirmation dated March 24, 2014, pursuant to which UBS Securities LLC is appointed distributor, and (G) the Distributor Accession Letter and Confirmation dated August 1, 2016, pursuant to which Wells Fargo Securities LLC is appointed distributor (collectively, the Accession Agreements);

(ii)	an electronic copy of the executed Base Indenture;

(iii)	an electronic copy of the executed Second Supplemental Indenture;

(iv)	an electronic copy of the executed Third Supplemental Indenture (together with the Distribution Agreement, the Accession Agreements, the Base Indenture and the Second Supplemental Indenture, the Transaction Agreements);

(v)	an electronic copy of the prospectus dated June 18, 2020 (the Base Prospectus);

(vi)	an electronic copy of the prospectus supplement to the Base Prospectus dated June 18, 2020 (the Prospectus Supplement and, together with the Base Prospectus, the Prospectus);

(vii)	electronic copies of the pricing supplements (including any underlying supplement and product supplement incorporated therein by reference) (the Existing Representative Pricing Supplements) filed by Credit Suisse with the U.S. Securities and Exchange Commission (the SEC) and listed on Annex A of the Agreement Regarding Exhibit 5

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Opinions for Registered Medium-Term Notes and Warrants of Credit Suisse AG entered into as of May 4, 2015, by and among Credit Suisse, Davis Polk & Wardwell LLP (Davis Polk) and Homburger AG (as amended from time to time, the Agreement About Opinions);

(viii)	electronic copies of the underlying supplements filed by Credit Suisse with the SEC and listed on Annex C of the Agreement About Opinions (the Existing Representative Underlying Supplements);

(ix)	an electronic copy of the executed Officer's Certificate dated June 18, 2020, issued by Credit Suisse pursuant to Sections 2.02, 10.03 and 10.04 of the Indenture;

(x)	a certified excerpt from the Commercial Register of the Canton of Zurich (the Commercial Register) for Credit Suisse, dated May 10, 2021 (the Excerpt);

(xi)	a copy of the articles of association (Statuten) of Credit Suisse in their version as of (A) April 19, 2006 (the 2006 Articles), (B) August 26, 2008 (the 2008 Articles), and (C) September 4, 2014 (the 2014 Articles);

(xii)	an electronic copy of (A) the Organizational Guidelines and Regulations of Credit Suisse, valid as of January 1, 2006 (the 2006 Regulations), and (B) the Organizational Guidelines and Regulations of Credit Suisse Group AG and Credit Suisse, valid as of (u) March 24, 2009 (the 2009 Regulations), (v) April 25, 2019 (the April 2019 Regulations), (w) December 5, 2019 (the December 2019 Regulations), (x) August 20, 2020 (the 2020 Regulations), and (y) February 11, 2021 (the February 2021 Regulations), and (z) April 1, 2021 (the April 2021 Regulations);

(xiii)	an electronic copy of (A) the GP-00200 Global Policy Funding Authority within Credit Suisse Group and Credit Suisse effective as of (x) January 1, 2007 (the 2007 Funding Authority), and (y) December 17, 2008 (the 2008 Funding Authority), (B) the Global Policy (GP-00200) Funding Authority for Third Party transactions effective as of June 4, 2019 (the 2019 Funding Authority), and (C) the Global Policy (GP-00200) Funding Authority for Third Party transactions effective as of June 4, 2021 (the 2021 Funding Authority);

(xiv)	an electronic copy of (A) the memorandum of the Chief Financial Officer of Credit Suisse and Credit Suisse Group AG (CFO) to the members of the Board of Directors of Credit Suisse and Credit Suisse Group AG, dated February 14, 2007 (the February 2007 CFO Approval), (B) the certificate of R. Fassbind, as CFO, dated May 2, 2007 (the May 2007 CFO Approval), (C) the certificate of R. Fassbind, as CFO, dated March 12, 2009 (the 2009 CFO Approval), and (D) the certificate of D. Mathers, as CFO, dated May 12, 2020 (the 2020 CFO Approval and, together with the February 2007 CFO Approval, the May 2007 CFO Approval, and the 2009 CFO Approval, the CFO Approvals);

(xv)	an electronic copy of (A) the power of attorney dated March 26, 2007, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer of Credit Suisse (Treasurer) (the March 2007 Power of Attorney), (B) the power of attorney dated May 2, 2007, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer (the May 2007 Power of Attorney), (C) the power of attorney dated March 20, 2008, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer (the 2008 Power of Attorney), (D) the power of attorney dated July 19, 2019,

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issued by D. Mathers, as CFO, and D. Wong, as Treasurer (the 2019 Power of Attorney), and (E) the power of attorney dated January 8, 2021, issued by D. Mathers, as CFO, and G.M. Martino, as Treasurer (the 2021 Power of Attorney);

(xvi)	an electronic copy of the Structured Notes and Warrants – Business Division Authorizations (Version 18.0), finalized February 11, 2021, which is the list of Senior SN Business Personnel referred to in the 2021 Funding Authority (the Business Authorizations List); and

(xvii)	an electronic copy of the Secretary's Certificate dated June 7, 2021 (including the exhibits thereto, the Secretary's Certificate), executed by two Corporate Secretaries of Credit Suisse.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under the laws of Switzerland.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures of Credit Suisse (whether or not acting through an Issuing Branch) on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate as of the date hereof and as of the issue date for each tranche of Notes as if given or made on such issue date, including, without limitation, the statements set forth in the Secretary's Certificate, including as to the following facts:

(i)	the 2014 Articles continue in full force and effect and have not been amended;

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(ii)	the 2008 Articles were in full force and effect and had not been amended as of the date of the Second Supplemental Indenture;

(iii)	the 2006 Articles were in full force and effect and had not been amended as of the dates of the Base Indenture and the Distribution Agreement;

(iv)	the April 2021 Regulations continue in full force and effect and have not been amended;

(v)	the February 2021 Regulations were in full force and effect and had not been amended as of the dates of the date of the Business Authorizations List;

(vi)	the 2020 Regulations were in full force and effect and had not been amended as of the dates of the Third Supplemental Indenture and the 2021 Power of Attorney;

(vii)	the December 2019 Regulations were in full force and effect and had not been amended as of the date of the 2020 CFO Approval;

(viii)	the April 2019 Regulations were in full force and effect and had not been amended as of the dates of the 2019 Funding Authority and the 2019 Power of Attorney;

(ix)	the 2009 Regulations were in full force and effect and had not been amended as of the date of the Second Supplemental Indenture;

(x)	the 2006 Regulations were in full force and effect and had not been amended as of the dates of the Base Indenture, the Distribution Agreement, the 2007 Funding Authority, the 2008 Funding Authority, the February 2007 CFO Approval, the March 2007 Power of Attorney, the May 2007 Power of Attorney, the May 2007 CFO Approval, the 2008 Power of Attorney, and the 2009 CFO Approval;

(xi)	the 2021 Funding Authority, the CFO Approvals, the 2021 Power of Attorney and the Business Authorizations List continue in full force and effect and have not been amended;

(xii)	the 2019 Funding Authority was in full force and effect and had not been amended as of the dates of the Third Supplemental Indenture, the 2020 CFO Approval, the 2021 Power of Attorney, the 2019 Power of Attorney and the Business Authorizations List;

(xiii)	the 2008 Funding Authority was in full force and effect and had not been amended as of the dates of the Second Supplemental Indenture and the 2009 CFO Approval;

(xiv)	the 2007 Funding Authority was in full force and effect and had not been amended as of the dates of the Base Indenture, the Distribution Agreement, the February 2007 CFO Approval, the March 2007 Power of Attorney, the May 2007 Power of Attorney, the May 2007 CFO Approval and the 2008 Power of Attorney;

(xv)	the 2019 Power of Attorney was in full force and effect and had not been amended as of the date of the Third Supplemental Indenture;

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(xvi)	the 2008 Power of Attorney was in full force and effect and had not been amended as of the date of the Second Supplemental Indenture;

(xvii)	the May 2007 Power of Attorney was in full force and effect and had not been amended as of the date of the Distribution Agreement;

(xviii)	the March 2007 Power of Attorney was in full force and effect and had not been amended as of the date of the Base Indenture;

(xix)	the Distribution Agreement has not been amended (other than by the Accession Agreements) and continues in full force and effect;

(xx)	the Excerpt is correct and complete other than (x) with respect to the election of António Horta-Osório, Claire Brady and Blythe Masters to, and the resignation of Urs Rohner, Joaquin J. Ribeiro, John Tiner and Andreas Gottschling from, the board of directors of Credit Suisse, and the appointment of Ulrich Körner, Christian Meissner and Joachim Oechslin to, and the resignation of Brian M. Chin and Lara J. Warner from, the executive board of Credit Suisse, which elections, appointments and resignations had not yet been registered with the Commercial Register as of the date of the Excerpt, and (y) with respect to any changes to the signatories registered with the Commercial Register (including, without limitation, the addition or removal of any such signatory) that have occurred since the date of the Excerpt;

(xxi)	the Base Indenture has not been amended (other than by the Second Supplemental Indenture, the Third Supplemental Indenture, the first supplemental indenture dated as of May 6, 2008, and any other supplements thereto relating to note issuances thereunder that do not constitute Notes) and the Indenture continues in full force and effect; and

(xxii)	immediately after giving effect to the issuance of Notes, the aggregate issuance amount, as measured by the aggregate offering price, of (x) medium-term notes (including such Notes) issued pursuant to the Prospectus Supplement, including any supplement thereto, will not exceed USD 80 billion and (y) securities (including such Notes) issued pursuant to the U.S. registration statement on Form F-3 of which the Base Prospectus forms a part, will not exceed USD 80 billion, in each case in accordance with the 2020 CFO Approval;

(d)	all Notes constitute business-driven structured debt securities within the meaning of the 2019 Funding Authority;

(e)	the Notes will have terms substantially similar to those described in one or more of (x) the Existing Representative Pricing Supplements or (y) any pricing supplement (including the Base Prospectus, the Prospectus Supplement and any underlying supplement and product supplement incorporated therein by reference) that may be listed on Annex A to the Agreement About Opinions from time to time pursuant to an amendment thereof executed by the parties thereto on or before the issue date of the relevant Notes (together with the Existing Representative Pricing Supplements, the Representative Pricing Supplements), except that any or all of the following terms may vary from Note to Note:

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(i)	amounts payable on the Note, including the formula for determining such amounts;

(ii)	provisions relating to optional and automatic early redemption of the Note;

(iii)	the pricing date and any measurement, redemption or maturity date of the Note;

(iv)	subject to clause (f) below, any security, rate, index and other market measure referenced by the Note; and

(v)	the principal amount and issue price of, and any commissions or fees on, the Note; and

(f)	the Notes will not reference any security, rate, index or other market measure unless it is:

(i)	described in one of (x) the Existing Representative Underlying Supplements or (y) to the extent such supplement is applicable to Notes, any underlying supplement that may be listed on Annex C to the Agreement About Opinions from time to time pursuant to an amendment thereof executed by the parties thereto on or before the issue date of the relevant Notes; or

(ii)	described in one of the Representative Pricing Supplements; or

(iii)	a security issued by an issuer that has a class of equity securities registered under the U.S. Securities Exchange Act of 1934, as amended, so long as such issuer or such issuer's jurisdiction of incorporation does not appear on any of the United Nations Security Committee's targeted sanction lists or any sanction list issued by the Swiss or U.S. government (collectively, the Sanction Lists); or

(iv)	a security issued by an "Investment Company" registered under the Investment Company Act of 1940, as amended (as such term is defined therein), so long as such Investment Company or such Investment Company's jurisdiction of organization does not appear on any Sanction List; or

(v)	an index tracking securities traded on established securities markets of any jurisdiction that does not appear on any Sanction List; or

(vi)	a commodity or index of commodities included in the universe of eligible components included in the Bloomberg Commodity Index and the S&P GSCI Commodity Indices; or

(vii)	a currency exchange rate or index of currency exchange rates; or

(viii)	a measure, such as an inflation measure, published by the government of a jurisdiction that does not appear on any Sanction List or an agency of any such government; or

(ix)	an interest or swap rate; or

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(x)	futures or forwards contracts traded on any established futures exchange or over-the-counter market, other than the futures exchanges or over-the-counter markets of any jurisdiction that appears on any Sanction List; or

(xi)	any "critical benchmark" or "significant benchmark" as such terms are defined in Regulation (EU) 2016/1011 of the European Parliament and of the Council of 8 June 2016; or

(xii)	an index composed of one or more of the items listed in clauses (i) through (xi) above.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	Credit Suisse is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	Credit Suisse has the necessary corporate power and authority to, acting through the relevant Issuing Branch, issue the Notes.

3.	With respect to any tranche of Notes to be issued by Credit Suisse, acting through the relevant Issuing Branch, when the terms, issuance and sale of such Notes have been approved by (a) any two persons listed in the 2021 Power of Attorney in the required combination and (b) one of the persons listed in the Business Authorizations List having the authority to authorize such Notes on behalf of such Issuing Branch for retail or institutional issuances, as applicable, such Notes will have been duly authorized by all necessary corporate action by Credit Suisse, provided that at the time of such approval (i) such persons are employees of Credit Suisse or one of its affiliates and (ii) the 2021 Power of Attorney and the Business Authorizations List are in full force and effect.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We express no opinion on the legality, validity or enforceability of any of the provisions of any Transaction Agreement or the Notes or the performance of the obligations assumed by Credit Suisse thereunder.

(c)	Further, we express no opinion as to tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention after the date hereof. This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Notes issued during the four month-period commencing on the date of this opinion (such period, the Relevant Period), and by Davis Polk for purposes of issuing its opinions to you during the Relevant Period with respect to certain matters of the laws of the State of New York and U.S. federal law pertaining to the Notes.

We hereby consent to the filing of this opinion with the SEC as an exhibit to a report on Form 6-K to be filed by Credit Suisse on the date hereof, and further consent to the reference of our name in (i) any pricing supplement relating to Notes or (ii) an opinion of Davis Polk relating to Notes exhibited to a report on Form 6-K, in each case, to be filed by Credit Suisse with the SEC, provided that (a) the terms of the relevant Notes meet the requirements described in clauses (e) and (f) of Section II, (b) the relevant Notes are issued within the Relevant Period, (c) in the case of a pricing supplement, such pricing supplement has been reviewed by Davis Polk as U.S. counsel to Credit Suisse, (d) Davis Polk has given its consent to be named in such pricing supplement or Form 6-K to which its opinion will be exhibited, as applicable, and (e) such reference is substantially in the form set out in the opinion of Davis Polk to Credit Suisse dated June 7, 2021. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. Save as aforementioned, this opinion may not be transmitted by you to any other person, quoted or referred to in any public document or filed with anyone, in each case, without our express consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

Sincerely yours,

/s/ HOMBURGER AG

HOMBURGER AG

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